Exhibit 99.3

Extraction Oil & Gas, Inc. Announces Tender Offer for Any and All of its 7.875% Senior Unsecured Notes Due 2021

DENVER, January 18, 2018 (GLOBE NEWSWIRE) — Extraction Oil & Gas, Inc. (NASDAQ: XOG) (“Extraction”) announced today that it has commenced a cash tender offer to purchase any and all of its 7.875% senior unsecured notes due 2021 (the “2021 Notes”). As of January 18, 2018, there was $550 million aggregate principal amount of 2021 Notes outstanding. The tender offer is being made pursuant to an offer to purchase, dated today, and a related letter of transmittal and notice of guaranteed delivery. The tender offer will expire at 5:00 p.m., New York City time, on January 24, 2018, unless extended (the “Expiration Time”). Tendered 2021 Notes may be withdrawn at any time before the Expiration Time.

Holders of 2021 Notes that are validly tendered and accepted at or prior to the Expiration Time, or who deliver to the depositary and information agent a properly completed and duly executed notice of guaranteed delivery and subsequently deliver such 2021 Notes, each in accordance with the instructions described in the offer to purchase, will receive total cash consideration of $1,065.07 per $1,000 principal amount of 2021 Notes, plus any accrued and unpaid interest to, but not including, the settlement date, which is expected to be January 25, 2018, subject to satisfaction of the Financing Condition described herein.

The tender offer is contingent upon, among other things, Extraction’s successful completion of a proposed debt financing transaction, the gross proceeds of which will be at least $600 million (the “Financing Condition”). The tender offer is not conditioned on any minimum amount of 2021 Notes being tendered. Extraction may amend, extend or terminate the tender offer in its sole discretion. Concurrently with the launch of the tender offer, Extraction is exercising its right to optionally redeem any 2021 Notes not validly tendered and purchased in the tender offer, pursuant to the terms of the Indenture relating to the 2021 Notes, conditioned upon and subject to satisfaction of the Financing Condition.

The tender offer is being made pursuant to the terms and conditions contained in the offer to purchase and related letter of transmittal and notice of guaranteed delivery, copies of which may be requested from the information agent for the tender offer, D.F. King & Co., Inc., by telephone at (800) 331-5963 (toll-free) or (212) 269-5550 (for banks and brokers only), or via the following web address: www.dfking.com/extraction.

Persons with questions regarding the tender offer should contact the dealer manager for the tender offer, Credit Suisse Securities (USA) LLC, by telephone at (800) 820-1653 (U.S. toll free) or (212) 538-2147 (call collect).

This press release does not constitute an offer to purchase, or a solicitation of an offer to sell, any security, nor shall there be any sale of any security in any jurisdiction in which such an offer,

Exhibit 99.3

solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Forward-Looking Statements
Certain statements in this press release, including Extraction’s intention to purchase the 2021 Notes, are forward-looking statements. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that Extraction expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by Extraction based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement. Extraction undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release.
About Extraction Oil & Gas, Inc.
Denver-based Extraction Oil & Gas, Inc is an independent energy exploration and development company focused on exploring, developing and producing crude oil, natural gas and NGLs primarily in the Wattenberg Field in the Denver-Julesburg Basin of Colorado.
Investor Contact: Louis Baltimore, ir@extractionog.com, 720-974-7773